                                                                    EXHIBIT 10.2

                    SEPARATION AGREEMENT AND GENERAL RELEASE




AGREEMENT made as of April 10, 2001 by and between Kenneth J. H. Pinkes ("Employee," "You" or "Your") and Moody's Investors Service, Inc. (the "Company" or "We"). In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:

1. Resignation from Employment:

(a) The Company hereby accepts your April 10, 2001 resignation from your employment with the Company, effective on May 15, 2001. You agree that, effective as of the resignation date, you were relieved of all management and operational responsibilities and authority to act on behalf of the Company, but you will fully cooperate with the Company to provide such information or assistance as it may deem necessary to ensure an orderly transition of your former duties. You will continue to receive salary and applicable benefits through the May 15, 2001 effective date.

(b) You acknowledge that the Company will be issuing a public statement and an internal announcement concerning your resignation and its surrounding circumstances in content substantially similar to the draft statement attached as Appendix "A," and you agree that the Waiver and Release set forth in paragraph 5 herein includes, inter alia, your release of any claim you might have arising out of or related to the issuance of Exhibit A or of any statements substantially similar in content to it.

(c) During the Salary Continuation Period and through the duration of the investigation being conducted by the United States Department of Justice ("DOJ") and any litigation or regulatory proceeding arising out of the DOJ investigation, the facts underlying that investigation or any facts arising out of, or relating to, your employment, you will be reasonably available to consult on matters, and will cooperate fully with the Company with respect to any claims, litigations or investigations, relating to the Company (including investigations which relate directly or indirectly to Employee's activities at the Company) by providing truthful and complete information and making yourself available to provide testimony whenever requested to do so by the Company.

2. Severance Benefit: If you sign this Agreement and comply with its terms, we will provide you the following severance benefits:

(a) We will continue to pay you salary and provide certain other benefits in accordance with and pursuant to the terms and conditions of The Moody's Career Transition Plan ("CTP"); provided, however, that the period of your Salary Continuation will extend from the effective date of your resignation until the last date of salary continuation stated in Appendix "B" (the "Salary Continuation Period"). In lieu of the outplacement services provided for in Appendix B, you may elect to receive a payment of $20,000, less deductions.

(b) We will pay you an amount representing 1/3 of your 2001 Target Bonus, less applicable deductions, within 10 business days after the effective date of your resignation. You acknowledge that the severance benefits described above include compensation and benefits in addition to what you would otherwise be entitled to receive.

3. Undertaking: Your receipt of the severance benefits specified above is subject to your signing the letter of undertaking in the form annexed hereto as Appendix "C" (the "Undertaking").

4. Company Property: You acknowledge that you will not retain or remove (and if you had removed, you will promptly return) any of the Company's or Dun & Bradstreet's property, documents, information or materials, including, but not limited to, all files, records, proposals, drawings, specifications, or other documents, and all computer software, software applications, files, data bases, and the like relating to the business of the Company or Dun & Bradstreet (whether confidential, proprietary or otherwise), and you agree to deliver to the Company forthwith any such property currently in your possession or custody or under your control.

5. Waiver and Release:

(a) In exchange for the promises and commitments made to you by the Company in this Agreement and the Undertaking, and as a material inducement for such promises and commitments, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you have ever had or may in the future have based upon any matter, cause or thing through the date of this Agreement, including but not limited to those claims arising out of your employment with the Company or termination of that employment, except for payments and rights provided for in this Agreement, for vested rights or benefits you may have under any applicable Company benefit plan (or the benefit plan of a predecessor or related entity), for any rights you may have to claim indemnification (either under the Company's by-laws or under the provisions of Delaware General Corporation Law) or to claim coverage under any applicable liability insurance policy relating to your acts while employed by the Company. This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act ("WARN"), and the Family and Medical Leave Act of 1993, and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong. To the fullest extent permitted by law, you PROMISE NOT TO SUE or bring any charges, complaints or lawsuits in the future related to the claims you are waiving by this Agreement against the Company and/or related persons, individually or as a member of a class, and you will immediately withdraw with prejudice any such charges, complaints and lawsuits that you began before signing this Agreement.

(b) If you violate this Agreement by bringing or maintaining any charges, claims, grievances, or lawsuits contrary to this Paragraph 5, you will pay all costs and expenses of the Company and/or related persons in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorneys' fees, and will be required to give back, at the Company's sole discretion, the value of anything paid by the Company in exchange for this Agreement. This subparagraph does not apply to any actions to enforce the terms of this Agreement.

(c) As referred to in this Agreement, "the Company and/or related persons" includes the Company, its parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their past and present directors, officers, representatives, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(d) This WAIVER, RELEASE and PROMISE NOT TO SUE is binding on you, your heirs, legal representatives and assigns.

         6. Non-disparagement: You will not disparage, denigrate or defame the Company or any related person, or any of their business products or services.

         7. Non-Disclosure: You agree that you will not directly or indirectly take, publish, use or disclose any Confidential Information, to any person, except as may be required by law, provided that you have first given prompt written notice to the Company of such legal requirement in enough time for it to obtain an appropriate protective order or other remedy. For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, all past, present or future business or trade secrets, know-how and other information, whether or not reduced to writing, that is disclosed to or acquired by you during or in the course of your employment that relates to the business of the Company and is not generally available to the public or generally known in the industry in which the Company is, or may become engaged, including, without limitation, any business, technical, marketing, financial or other information relating to the Company, regardless of its form, means of communication or source, and any formulas, patterns, devices, inventions, methods, techniques, software programs, source codes, reports, specifications, designs, technology or processes, or combinations thereof, or compilations of information, records and specification which are owned by the Company and any other information of the Company relating to its services and products (offered or to be offered) including, among other things, information relating to research, development, marketing, pricing, clients and prospective clients, business methods, strategies, financial condition, personnel, plans, policies or prospects.

8. Non-Competition; Non-Solicitation:

(a) You agree that during the Salary Continuation Period, you will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and your ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a corporation, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses owned or operated by the Company; nor if you become associated with a company, partnership or individual which company, partnership or individual acts as a consultant to businesses in competition with the Company will you provide services to such competing businesses. The restrictions contained in this paragraph shall apply whether or not you accept any form of compensation from such competing entity or consultant.

(b) You also agree that during the Salary Continuation Period, you will not (i) directly or indirectly, either personally or on behalf of any other person or entity (whether as director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise) solicit or entice any customers of the Company or any businesses or organizations identified during your employment as a prospective customer of the Company, to become customers of any business entity which competes with any of the businesses owned or operated by the Company, or
(ii) recruit, solicit, employ or attempt to employ any employee of the Company to become an employee of any business or entity.

(c) For purposes of this Paragraph 8, the Company's competitors are Standard & Poor's Rating Services, Fitch IBCA, Inc., A.M. Best Company, and any of their subsidiaries and affiliates. Nothing herein is intended to prevent you from obtaining employment so long as such employment is consistent with your obligations under this Agreement.

(d) You acknowledge that the restrictions contained in this Paragraph 8 are appropriate and necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose.

9. No Other Assurances: You acknowledge that in deciding to sign this Agreement you have not relied on any promises or commitments, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement, the CTP and the Undertaking. This Agreement, the CTP or the Undertaking constitute the entire understanding and agreement between you and the Company, except as may otherwise be provided herein, and replace and cancel all previous agreements and commitments, whether spoken or written, with respect to the subject matter thereof. In the event of a conflict between the language of the CTP and this Agreement, this Agreement shall be controlling.

10. Effect of Non-Enforcement: If any term, provision, covenant or restriction contained in this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, country or local government or any other governmental regulatory or administrative agency or authority or arbitration panel to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of the Agreement shall remain in full force and effect.

11. Governing Law; Jurisdiction; Jury Trial Waiver: This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement may, at the election of the Company, be brought and prosecuted only in that State, and in the event of such election, you consent to the jurisdiction and venue of any courts of or in such jurisdiction and waive trial by jury.

12. Modification in Writing: This Agreement cannot be changed or modified except by written agreement signed by both you and an authorized Company representative.

13. Joint Preparation: The language of all parts of the provisions of this Agreement shall in all cases be construed as a whole, extending to it its fair meaning, and not strictly for or against any of the parties. The parties agree that, in consultation with their attorneys, they have jointly prepared and approved the language of the provisions of this Agreement and that should any dispute arise concerning the interpretation of any provision hereof, neither party shall be deemed the drafter nor shall any such language be presumptively construed in favor of or against either party.

14. No Admission of Liability: This Agreement does not constitute an admission of any unlawful discrimination, wrongful acts or liability of any kind by the Company and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement does not constitute an admission of any wrongful conduct of any kind by you. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce its terms.

15. Employee Acknowledgement: In signing this Agreement, you acknowledge and adopt the following declaration:

I Kenneth J. H. Pinkes, acknowledge that I have carefully read and considered this Agreement; that I have been given the opportunity to review this Agreement with legal or other advisors of my choice; that I understand that by signing this Agreement I RELEASE legal claims and WAIVE certain rights; and that I freely and voluntarily consent to all terms of this Agreement with full understanding of what they mean.

KENNETH J. H. PINKES                      MOODY'S INVESTORS SERVICE, INC.

_____________________________             By:___________________________________

                                                   John Rutherfurd,
Date:_________________________                        President


Appendix A

The company also announced today that Donald E. Noe, Senior Vice President - Global Ratings & Research, Kenneth J.H. Pinkes, Senior Vice President and Chief Credit Officer, and M. Douglas Watson, Jr., Group Managing Director, Public Finance, had submitted their resignations and the company has accepted them effective May 15, 2001.

The company emphasized that none of the three individuals resigning today engaged in destruction of documents or any obstruction of justice referred to in the company's plea agreement with the Justice Department. However, issues arose regarding the timeliness of the executives' reporting of information relating to the conduct by another employee underlying the government's charges.

Mr. Rutherfurd said, "Don, Ken and Doug each have provided long and valuable service to the company. We appreciate that they recognize their resignations are in the best interest of Moody's, and help the company to put this behind us. We are grateful for their service to the company and wish them well in the future."

Appendix B

Kenneth J. H. Pinkes

-------------------------------------------------------------------------

Termination Date: May 15, 2001
-------------------------------------------------------------------------

Salary Continuation Period.:
May 16, 2001 -  February 15, 2003
Last day of Salary Continuation:
February 15, 2003
Welfare Benefit Continuation Period:
May 16, 2001  - February 15, 2003
-------------------------------------------------------------------------

Outplacement Services: As provided by the Company to a maximum of $20,000

-------------------------------------------------------------------------

The description of benefits contained in this Appendix B is only a summary and is subject to the terms and conditions of the CTP and this Agreement.
The employee will receive 100% of the Performance Cash Plan Opportunity for the 2000 Performance Period pursuant to and in accordance with the terms of the 1998 Dun & Bradstreet Corporate Key Employees Stock Incentive Plan.

Stock Options: Employee may exercise any vested stock options which he may have pursuant to and in accordance with the terms and conditions of the CTP and the applicable stock option plan which, inter alia, entitle him to exercise his vested stock options up to May 15, 2001.

Appendix C

Moody's Investors Service, Inc.
99 Church Street, New York, NY 10007
Legal Department
April 10, 2001
Kenneth J. H. Pinkes
New York, New York

Re: Undertaking For Reasonable Attorneys' Fees:

Dear Mr. Pinkes:

Moody's Investors Service, Inc. ("Moody's") has made a determination at this point to advance to you your reasonable attorneys' fees actually and necessarily incurred by you, on account of any litigation, claim, or official investigation arising out of the United States Department of Justice ("DOJ") investigation, the facts underlying that investigation, or any facts arising out of, or relating to, your employment (the "Proceedings").

These attorneys' fees are being paid to you only on the terms set forth in this letter and the Separation Agreement and General Release dated April 10, 2001 between Moody's and you, and pending a later determination by Moody's that you should be indemnified for such attorney's fees. In order to indemnify you for such attorney's fees, Moody's must find that:

a) No final judgment or other final adjudication by a court or government agency adverse to you establishes that your acts were in violation of the law, committed in bad faith, or were the result of active or deliberate dishonesty, or that you personally gained in fact a financial profit or other advantage to which you were not legally entitled and that you otherwise are eligible for indemnification under applicable by-laws or law. In order for Moody's to continue to pay your reasonable attorneys' fees, it is necessary that you promise to repay such monies, in case you are ultimately found not to be in compliance with paragraph a) above in connection with the Proceedings, and/or you fail to continue to provide truthful and complete information to the Company at all times in connection with the Proceedings. Your signature on this letter will constitute your promise to repay if required.

If the foregoing is acceptable to you, please indicate by signing in the space provided below.

Sincerely yours,
John J. Goggins

Senior Vice President and General Counsel
On Behalf of Moody's Investors Service, Inc.


ACCEPTED TO AND AGREED:
Kenneth J. H. Pinkes
Dated:  April 10, 2001